EXHIBIT 8(m)(ii)
AMENDMENT NO. 1
to
MANAGEMENT AND ADMINISTRATIVE SERVICE AGREEMENT
     The MANAGEMENT AND ADMINISTRATIVE SERVICE AGREEMENT (the “Agreement”), made and entered into by and between IL Annuity and Insurance Company (“ILA”), a Kansas life insurance company, and Ameritas Life Insurance Corp. (“ALIC”), a Nebraska life insurance company, effective as of the 1st day of October, 2002, is amended to reflect the merger of ILA into Indianapolis Life Insurance Company (“ILICO”), with ILICO the surviving entity.
     NOW, THEREFORE, the Agreement is amended, effective upon the effective date of the merger, as follows:
All references in the Agreement to “IL Annuity and Insurance Company” or “ILA” are deleted and replaced with “Indianapolis Life Insurance Company” or “ILICO,” respectively.
     This Amendment is dated this 30th day of June, 2003.

IL ANNUITY AND INSURANCE COMPANY
By:	/s/ [illegible]
	Its:	Executive Vice President and Chief Investment Officer

AMERITAS LIFE INSURANCE COMPANY
By:	/s/ [illegible]
Its: Executive Vice President CFO

INDIANAPOLIS LIFE INSURANCE COMPANY
By:	/s/ Victor [illegible]
Its: Vice President

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